UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 8, 2023

CALAVO GROWERS, INC.

(Exact Name of Registrant as Specified in Charter)

California	000-33385	33-0945304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1141-A Cummings Road, Santa Paula, California 93060

(Address of Principal Executive Offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (805) 525-1245

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CVGW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2023, the Company determined to appoint Lecil Cole as the Company’s President and Chief Executive Officer, effective as of March 10, 2023. In connection with such appointment, the Company entered into an employment agreement with Mr. Cole, pursuant to which the Company will pay Mr. Cole an annual base salary of $64,480, which amount will be increased as necessary to match the minimum wage mandated by law for an exempt employee. Additionally, the Company agreed to award Mr. Cole a stock option on March 10, 2023 to purchase 500,000 shares of the Company’s common stock pursuant to the 2020 Equity Incentive Plan, which will vest in the following four tranches upon satisfaction of the milestones described below (the “Milestones”):

(i) 200,000 shares subject to the option shall vest and become exercisable on March 10, 2024;

(ii) 100,000 shares subject to the option shall vest and become exercisable (1) if the closing price per share of the Company’s common stock, as reported by The Nasdaq Stock Market, is greater than or equal to $50.00 (the “Target Share Price”), and (2) the average closing price per share of the Company’s common stock for any thirty (30) day period following achievement of the Target Share Price (the “Thirty-day Average Share Price”), is greater than or equal to $50.00, as reported by Nasdaq;

(iii) 100,000 shares subject to the option shall vest and become exercisable (1) upon achievement of the Target Share Price, and (2) the Thirty-day Average Share Price is greater than or equal to $60.00, as reported by Nasdaq; and

(iv) 100,000 shares subject to the option shall vest and become exercisable (1) upon achievement of the Target Share Price, and (2) the Thirty-day Average Share Price is greater than or equal to $70.00, as reported by Nasdaq;

provided, however, that satisfaction of each Milestone is subject to Mr. Cole continuing as the President and Chief Executive Officer of the Company through each vesting event; and provided further that regardless of when Mr. Cole achieves the Milestones set forth in subsections (ii) through (iv) above, the applicable tranche shall only vest on or after March 10, 2024. All other terms and conditions of the option shall be governed by the terms and conditions of the Company’s 2020 Equity Incentive Plan and the stock option agreement between the Company and Mr. Cole.

Mr. Cole, age 83, served as our Chairman of the Board of Directors, Chief Executive Officer and President from 1999 until his retirement in 2020.  He retired as a director of the Company in 2021. Prior to joining Calavo, Mr. Cole served as an executive of Safeway Stores and as the Chairman of Central Coast Federal Land Bank.  Mr. Cole farms a total of approximately 4,400 acres in California on which avocados and cattle are produced and raised. In fiscal 2022, the Company purchased approximately $14,662,000 of produce from entities affiliated with Mr. Cole. The Company has an ongoing relationship with Mr. Cole’s farm, but no purchases have been made so far in fiscal 2023. There are no family relationships among Mr. Cole and any of our directors and executive officers and, except as discussed above, there are no arrangements or understandings between him and any other persons pursuant to which he was appointed as our President and Chief Executive Officer.

On March 9, 2023, the Company informed Brian Kocher that his employment as President and Chief Executive Officer would be terminated without cause on March 10, 2023. In connection with such termination, the Company and Mr. Kocher entered into a Severance and Release Agreement, dated March 14, 2023. Pursuant to the Severance and Release Agreement, Mr. Kocher is entitled to the separation pay and benefits for termination without cause set forth in his Employment Agreement dated December 20, 2021 (the “Kocher Employment Agreement”). These provisions are described in the Company’s Proxy Statement for its 2023 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on February 28, 2023 (the “2023 Proxy Statement”).

Mr. Kocher tendered his resignation from the Board of Directors on March 14, 2023 in accordance with the terms of the Kocher Employment Agreement.   Mr. Kocher will therefore not be a nominee for director at the Company’s 2023 Annual Meeting of Shareholders and any instructions provided to the proxy holders named in the 2023 Proxy Statement to vote for Mr. Kocher will be disregarded.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.
March 14, 2023
	By:	/s/ Shawn Munsell
Name: Shawn Munsell Title: Chief Financial Officer

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